Exhibit 10.17

BHI HOLDING CORP.

2011 Equity Incentive Plan

NONQUALIFIED STOCK OPTION AWARD AGREEMENT

THIS AGREEMENT (the “Award Agreement”), is made effective as of the 17th day of April, 2012 (the “Date of Grant”), by and between BHI Holding Corp., a Delaware corporation (the “Company”), and                      (the “Participant”).

R E C I T A L S:

WHEREAS, the Company has adopted the BHI Holding Corp. 2011 Equity Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Award Agreement. Capitalized terms not otherwise defined herein (including in Section 10) shall have the same meanings as in the Plan; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the option provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Grant of the Option. The Company hereby grants to the Participant the right and option to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate of              Shares (the “Option”), subject to adjustment as set forth in the Plan.              Shares subject to the Option shall vest based upon the passage of time (the “Time Award”) and              Shares subject to the Option shall vest based upon the achievement of performance goals specified herein (the “Performance Award”), in each case, in accordance with Section 3. The Option is intended to be a Nonqualified Stock Option.

2. Option Price. The Option Price of the Shares subject to the Option shall be $1,726.90 per Share.

3. Vesting and Forfeiture.

(a) Time Award. Twenty-five percent (25%) of the Time Award shall vest on the one (1) year anniversary of August 18, 2011. Seventy-five percent (75%) of the Time Award shall vest in twelve (12) equal quarterly installments beginning on November 18, 2012 (such that six and one quarter percent (6.25%) of the Time Award will vest on each date), subject to the Participant’s continued Service through each applicable vesting date.

(b) Performance Award.

(i) The Performance Award shall vest as set forth below, subject to the Participant’s continued Service on the relevant vesting date:

(1) 16.7% of the Performance Award shall vest on the date on which the Advent Holders (as defined in the Company’s Stockholders’ Agreement as in effect on the date hereof) receive an aggregate amount of net cash proceeds greater than two (2) times the Aggregate Advent Investment Amount, but less than or equal to two and one half (2.5) times the Aggregate Advent Investment Amount;

(2) 50% of the Performance Award shall vest on the date on which the Advent Holders receive an aggregate amount of net cash proceeds greater than two and one half (2.5) times the Aggregate Advent Investment Amount, but less than or equal to three (3) times the Aggregate Advent Investment Amount;

(3) 83.3% of the Performance Award shall vest on the date on which the Advent Holders receive an aggregate amount of net cash proceeds greater than three (3) times the Aggregate Advent Investment Amount, but less than or equal to three and one half (3.5) times the Aggregate Advent Investment Amount; or

(4) 100% of the Performance Award shall vest on the date on which the Advent Holders receive an aggregate amount of net cash proceeds greater than three and one half (3.5) times the Aggregate Advent Investment Amount.

(c) Vested Option. At any time, the portion of the Option which has become vested as described in this Section 3 is hereinafter referred to as the “Vested Portion”. The Vested Portion of the Option shall remain exercisable for the period set forth in Section 4 hereof.

(d) Service Termination. Any unvested portion of the Option shall be forfeited immediately without consideration upon the termination of the Participant’s Service for any reason. In the event the Participant’s Service is terminated for Cause, the Vested Portion of the Option shall also be forfeited immediately without consideration upon such termination.

4. Period of Exercise. Subject to the provisions of the Plan and this Award Agreement, the Participant may exercise all or any part of the Vested Portion of the Option at any time prior to the earliest to occur of:

(a) the tenth (10th) anniversary of the Date of Grant;

(b) the date that is ninety (90) days following termination of the Participant’s Service for any reason other than death, Permanent Disability or Cause;

(c) the date that is one-hundred eighty (180) days following termination of the Participant’s Service due to death or Permanent Disability; and

(d) date of termination of the Participant’s Service for Cause.

5. Method of Exercise.

(a) Pursuant to Section 4 hereof, the Vested Portion of the Option may be exercised by delivering to the Company at its principal office written notice of intent to so exercise in the form attached hereto as Exhibit A (such notice, a “Notice of Exercise”); provided, that the Option may be exercised with respect to whole Shares only. To the extent applicable, such Notice of Exercise shall be accompanied by payment in full of the aggregate Option Price for the Shares to be exercised and a joinder to the Stockholders’ Agreement in a form provided by the Company pursuant to which the Participant agrees to be bound to the terms and conditions of the Stockholders’ Agreement. In the event the Option is being exercised by the Participant’s representative, the Notice of Exercise shall be accompanied by proof (satisfactory to the Committee) of the representative’s right to exercise the Option. The aggregate Option Price may be paid in cash, its equivalent (e.g., by cashiers check), or by reducing the number of Shares otherwise deliverable upon such exercise by the number of Shares having a Fair Market Value equal to the aggregate Option Price, or any other form of payment permitted by the Committee in accordance with Section 6.5 of the Plan. Neither the Participant nor the Participant’s representative shall have any rights to dividends, voting rights or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given a Notice of Exercise of the Option, paid in full for such Shares, been issued certificates in the Participant’s name representing such Shares and, if applicable, satisfied any other conditions imposed by the Committee pursuant to the Plan.

(b) Notwithstanding any other provision of the Plan or this Award Agreement to the contrary, the Option may not be exercised prior to: (A) the Participant making or entering into any such written representations, warranties and agreements as the Committee may request in order to comply with applicable securities laws, with this Award Agreement or otherwise; and (B) the completion of any registration or qualification of the Option or the Shares under applicable securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole discretion determine to be necessary or advisable.

(c) Upon the Company’s determination that the Option has been validly exercised as to any of the Shares, the Company shall issue certificates in the Participant’s name for such Shares. However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates to him, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

(d) In the event of the Participant’s death, the Vested Portion of the Option shall remain exercisable during the period set forth in Section 4 hereof by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Award Agreement shall pass by will or by the laws of descent and distribution as the case may be. Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions of this Award Agreement and the Plan.

(e) Participant agrees to and shall comply with the provisions of the Stockholders’ Agreement, including those provisions related to restrictions on transfer and drag along rights. The Participant understands that the Stockholders’ Agreement contains significant restrictions on the transfer of Shares purchased upon exercise of the Option.

6. No Right to Continued Service. The granting of the Option evidenced hereby and this Award Agreement shall impose no obligation on the Company or any Subsidiary or Affiliate to continue the Service of the Participant and shall not lessen or affect any right that the Company or any Subsidiary or Affiliate may have to terminate the Service of the Participant.

7. Repurchase Right. In the event of the termination of the Participant’s Service for any reason other than for Cause, the Company shall have the right (but not the obligation) to, within thirty (30) days after the date of such termination of Service, purchase (i) all or any portion of the outstanding and unexercised Vested Portion of the Option, for a purchase price equal to the then Fair Market Value of the Shares underlying all or such portion of the Vested Portion of the Option to be repurchased, less the aggregate Option Price of such Shares, and/or (ii) any or all of the Shares held by such Participant as a result of the exercise of all or any portion of the Option, for a purchase price equal to the then Fair Market Value of such Shares.

8. Shares Not Registered.

(a) Shares shall not be issued pursuant to this Award Agreement unless the issuance and delivery of such Shares comply with (or are exempt from) all applicable requirements of law, including, without limitation, the Securities Act of 1933, as amended (the “Securities Act”), the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. The Company shall not be obligated to file any registration statement under any applicable securities laws to permit the purchase or issuance of any Shares or any Awards under this Award Agreement, and accordingly any certificates for Shares or documents granting Awards may have an appropriate legend or statement of applicable restrictions endorsed thereon. If the Company deems it necessary to ensure that the issuance of Shares under this Award Agreement is not required to be registered under any applicable securities laws, the Participant shall deliver to the Company an agreement or certificate containing such representations, warranties and covenants as the Company reasonably requires.

(b) The Shares are subject to such additional rights and restrictions as are set forth in this Agreement, the Plan, the Stockholders’ Agreement (including those provisions related to restrictions on Transfer, tag along rights, drag along rights, public offering holdbacks and piggyback registration rights) and such other restrictions that in the judgment of the Company are legally required to achieve compliance with the Securities Act (and the rules and regulations promulgated thereunder) or the securities laws of any state or any other law. Participant agrees to and shall comply with all such restrictions.

9. Transferability. Unless otherwise determined by the Committee, the Participant shall not be permitted to transfer or assign the Option except in the event of death and in accordance with Section 15.5 of the Plan.

10. Adjustment of Option. Adjustments to the Option (or any of the Shares underlying the Option) shall be made in accordance with the terms of the Plan.

11. Definitions. For purposes of this Award Agreement:

“Aggregate Advent Investment Amount” means $162,900,210.43.

“Permanent Disability” means a permanent disability within the meaning of Section 22(e)(3) of the Code, provided, that, if the Participant has an employment agreement with the Company or any Subsidiary or Affiliate that includes a definition of “Permanent Disability” or an equivalent term, “Permanent Disability” shall be determined in accordance with the definition in the employment agreement, if any.

12. Withholding. The Company shall have the power and the right to deduct or withhold automatically from any payment or Shares deliverable under this Award Agreement, or require the Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Award Agreement. With respect to required withholding, the Participant may elect (subject to the Company’s automatic withholding right set out above), subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction.

13. Notices. Any notification required by the terms of this Award Agreement shall be given in writing and shall be deemed effective upon personal delivery, overnight delivery by a nationally recognized carrier or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. A notice shall be addressed to the Company, Attention: Chief Financial Officer, at its principal executive office and to the Participant at the address that he or she most recently provided to the Company.

14. Entire Agreement. This Award Agreement, including Exhibit A attached hereto and the Plan constitute the entire agreement and understanding among the parties hereto with regard to the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements, representations and understandings, whether oral or written and whether express or implied, and whether in term sheets, presentations or otherwise, among the parties hereto, or between any of them, with respect to the subject matter hereof.

15. Amendment; Waiver. No amendment or modification of any provision of this Award Agreement shall be effective unless signed in writing by or on behalf of the Company and the Participant, except that the Company may amend or modify the Award Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Award Agreement. No waiver of any breach or condition of this Award Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

16. Successors and Assigns; No Third Party Beneficiaries. The provisions of this Award Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, and the Participant’s heirs, successors, legal representatives and permitted assigns. Nothing in this Award Agreement, express or implied, is intended to confer on any person other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Award Agreement.

17. Choice of Law. This Award Agreement, and all claims or causes of action or other matters that may be based upon, arise out of or relate to this Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflict or choice of law rule or principle that might otherwise refer construction or interpretation thereof to the substantive laws of another jurisdiction.

18. Option Subject to Plan. By entering into this Award Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Option is subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

19. Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

20. Participant Undertaking. The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the Option (or any Shares underlying the Option) pursuant to the provisions of this Award Agreement or to comply with applicable laws.

21. Signature in Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement.

BHI Holding Corp.

By:

Agreed and acknowledged as

of the date first above written:

PARTICIPANT

EXHIBIT A

NOTICE OF EXERCISE

BHI Holding Corp. Attention:
Attention:	Date of Exercise: ______________________

Ladies & Gentlemen:

1. Exercise of Option. This constitutes notice to BHI Holding Corp. (the “Company”) that pursuant to my Nonqualified Stock Option Award Agreement, dated                     , 2012 (the “Award Agreement”), I elect to purchase the number of Shares set forth below and for the price set forth below. Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such term in the Award Agreement. By signing and delivering this notice to the Company, I hereby acknowledge that I am the holder of the Option exercised by this notice and have full power and authority to exercise the same.

Number of Shares as to which the Option is exercised (“Optioned Shares”):

Certificates to be issued in name of:

Total exercise price:	$

Cash Exercise
Cash payment delivered herewith:	$

2. Form of Payment. Forms of payment other than cash or its equivalent (e.g. by cashier’s check) are permissible only to the extent approved by the Committee, in its sole discretion.

3. Delivery of Payment. With this notice, I hereby deliver to the Company the full purchase price of the Optioned Shares and any and all withholding taxes due in connection with the exercise of my Option, subject to satisfaction of any and all withholding taxes in any other manner consistent with the Award Agreement and the Plan.

4. Rights as Stockholder. While the Company will endeavor to process this notice in a timely manner, I acknowledge that until the issuance of the Optioned Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to such shares, notwithstanding the exercise of my Option. No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance of the Optioned Shares.

5. Stockholders Agreement. As a condition to receiving the Optioned Shares I shall execute a joinder agreement to the Stockholders Agreement in a form provided by the Company and shall be bound by the terms and conditions contained in the Stockholders’ Agreement.

6. Interpretation. Any dispute regarding the interpretation of this notice shall be submitted promptly by me or by the Company to the Committee. The resolution of such a dispute by the Committee shall be final and binding on all parties.

7. Entire Agreement. The Plan and the Award Agreement under which the Optioned Shares were granted are incorporated herein by reference, and together with this notice constitute the entire agreement of the parties with respect to the subject matter hereof.

Very truly yours,

(social security number)

Schedule of Material Differences

Participant	Option Shares	Time Award	Performance Award
James R. Kibler	3,409	1,136	2,273
Michael J. Jordan	1,272	318	954
Eric M. Newman	1,272	318	954